UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 24, 2014

SAFEWAY INC.

(Exact name of registrant as specified in its charter)

Delaware	001-00041	94-3019135
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5918 Stoneridge Mall Road, Pleasanton, California	94588-3229
(Address of principal executive offices)	(Zip Code)

(925) 467-3000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On March 24, 2014, Safeway Inc. (“Safeway”) issued a press release announcing that the Board of Directors of Safeway had declared a special stock dividend to Safeway’s stockholders of the 37,838,709 shares of Class B common stock of Blackhawk Network Holdings, Inc. (“Blackhawk”) owned by Safeway, representing approximately 94.2% of the total outstanding shares of Blackhawk’s Class B common stock and approximately 72.0% of the total number of shares of Blackhawk common stock of all classes outstanding. The date of distribution by Safeway of the special stock dividend (the “Distribution Date”) is contemplated to be April 14, 2014.

The distribution will take place in the form of a pro rata dividend of Blackhawk Class B common stock to each Safeway stockholder of record as of the close of business on April 3, 2014 (the “Record Date”). As of March 21, 2014, Safeway had approximately 230.3 million shares outstanding. Accordingly, it is anticipated that Safeway stockholders will receive approximately 0.164308 of a share of Blackhawk Class B common stock for every share of Safeway common stock held as of the Record Date, less any shares of Blackhawk Class B common stock withheld in respect of applicable withholding taxes. The final distribution ratio for the stock dividend will be calculated by dividing the number of shares of Blackhawk Class B common stock to be distributed by the number of shares of Safeway common stock outstanding on the Record Date. No fractional shares of Blackhawk stock will be distributed. Instead, Safeway stockholders will receive cash in lieu of any fraction of a share of Blackhawk stock that they otherwise would have received.

Attached as Exhibit 99.1 to this Current Report on Form 8-K, and incorporated herein by this reference, is a copy of Safeway’s press release dated March 24, 2014, announcing the declaration of the special stock dividend to effectuate the distribution of Blackhawk Class B common stock to Safeway’s stockholders.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release issued by Safeway on March 24, 2014 announcing the declaration of a special stock dividend.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Safeway Inc.
(Registrant)

Date: March 24, 2014	By:	/s/ Robert A. Gordon
Robert A. Gordon
Senior Vice President, Secretary & General Counsel

EXHIBIT INDEX

Exhibit No.	Exhibit Description

99.1	Press Release issued by Safeway on March 24, 2014 announcing the declaration of a special stock dividend.